UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Ryder System, Inc.
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[The following letter supplements information contained in Ryder System’s Definitive Proxy Statement dated March 20, 2017. In connection with Ryder’s Annual Meeting of Shareholders on May 5, 2017, Ryder is communicating the information below to its shareholders commencing on April 17, 2017.]

April 17, 2017

Dear Shareholder:
Ryder System, Inc. is holding its 2017 Annual Meeting of Shareholders on May 5, 2017. By now, you should have received our Notice of 2017 Annual Meeting of Shareholders and Proxy Statement. You can also view our proxy statement at: https://www.proxyvote.com.
We are writing you to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors. Particularly, we are requesting your support by voting "AGAINST" Proposal 5 - Right to Act by Written Consent, an advisory shareholder proposal requesting that the Board take the steps necessary to permit shareholder action by written consent. We urge you to do so for the following reasons:

•
Our By-Laws permit holders of 10% of the Company's outstanding shares to call a special meeting. The Board believes that implementation of this proposal is unnecessary given the ability of shareholders to call special meetings with a low threshold of 10%. Calling a special meeting provides for notice and full disclosure to all shareholders and affords shareholders an equitable opportunity to raise and participate in matters between annual meetings.

•
Written consent does not require the advance notice or communication to all shareholders. Advance notice or communication is not required either under the terms of the shareholder proposal or under the laws of the State of Florida, where Ryder is incorporated. As a result, taking action by written consent potentially deprives many shareholders of receiving prior notice, accurate and complete information and the opportunity to have a voice on important pending actions.

•
Taking action by written consent is subject to potential abuse. Written consent would permit a small group of shareholders (including those who may accumulate a short-term voting position through the borrowing of shares) to initiate action and make fundamental corporate changes (such as changes that could disenfranchise other shareholders or further the proponent's special interests) with a simple majority of Ryder's outstanding shares without the knowledge or input of other shareholders.

April 17, 2017

In evaluating whether to vote AGAINST the shareholder proposal, we ask that you consider Ryder's commitment to corporate governance, shareholder engagement and board responsiveness. The Board regularly reviews our governance and compensation profile and reaches out to shareholders holding over 50% or our shares, including our top 20 shareholders, to request their input on these matters. As a direct result of shareholder engagement and feedback, the Board has taken many actions in recent years. Specifically, the Board:

•	Implemented a balanced proxy access right in 2016 in line with prevailing market practice

•	Commenced annual director elections beginning in 2016

•	Adopted double-trigger vesting upon a change of control in our equity plan in 2016

•	Lowered our general voting standard to a majority of votes cast

•
Eliminated supermajority voting provisions regarding removal of directors, amendment of certain provisions of our Articles of Incorporation and By-Laws and approval of certain business combinations with interested shareholders

•	Began disclosing our political contributions policy and annual direct corporate contributions to political candidates on our website

•	Published a corporate sustainability report, which is periodically updated

Your vote is important to us and our Board believes voting against Proposal 5 is in the best interest of our shareholders. We appreciate and thank you for your continued support of Ryder.

Sincerely,
/s/ Robert D. Fatovic
Robert D. Fatovic
Executive Vice President,
Chief Legal Officer and
Corporate Secretary